                                                                    Exhibit 12

                        NEW YORK COMMUNITY BANCORP, INC.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES



RATIO OF EARNINGS TO FIXED CHARGES:

                                        Three Months
                                           Ended
                                          March 31,                     Year Ended December 31,
                                            2003          2002         2001        2000        1999        1998
                                        ---------------  ---------------------------------------------------------
                                                                  (Dollars in thousands)
 Earnings:
    Pre-tax income...................         $99,303      $336,014    $175,246     $44,902    $52,436     $45,123

    Fixed charges:
       Interest expense:
          Deposits...................          18,738        95,857     141,803      52,449     43,937      44,465
          Borrowings.................          39,536       130,394      75,685      49,302     30,283      21,290
       Rental expense interest (1/3
          of total expense):
          Building...................           1,677         6,778       5,744       1,072        485         446
          Equipment..................             223           787         532         207        210         225
                                             --------      --------    --------     -------    -------     -------
               Total rental expense..           1,900         7,565       6,276       1,279        695         671
                                             --------      --------    --------     -------    -------     -------
               (1/3 of total rental
               expense)..............             633         2,522       2,092         426        232         224

    Total fixed charges..............          58,907       228,773     219,580     102,177     74,452      65,979
    Total earnings...................         158,210       564,787     394,826     147,079    126,888     111,102

    Ratio including deposit expense..            2.69          2.47        1.80        1.44       1.70        1.68

    Total earnings...................         158,210       564,787     394,826     147,079    126,888     111,102
    Less deposit expense.............        (18,738)      (95,857)    (141,803)    (52,449)   (43,937)    (44,465)
                                             --------      --------    --------     -------    -------     -------
    Adjusted total earnings..........         139,472       468,930     253,023      94,630     82,951      66,637
    Total fixed charges..............          58,907       228,773     219,580     102,177     74,452      65,979
    Less deposit expense.............        (18,738)      (95,857)    (141,803)    (52,449)   (43,937)    (44,465)
                                             --------      --------    --------     -------    -------     -------
    Adjusted fixed charges...........         $40,169      $132,916    $ 77,777     $49,728    $30,515     $21,514
                                             ========      ========    ========     =======    =======     =======
    Ratio excluding deposit expense..            3.47          3.53        3.25        1.90       2.72        3.10